Exhibit 10.9

2505 South Main Street, Kennesaw, GA 30144	(678) 285-1498

June 23, 2006

Guy S. Huelat
1463 Ridgetree Trail Drive
Wildwood, MO 63021

Dear Guy:

In conjunction with the initial public offering ("IPO") contemplated for Brand Energy and Infrastructure Services, Inc. (BEI), your corporate and operational titles and the terms and conditions of your employment with Brand Services, Inc. (the "Company"), will be modified as set forth in this letter ("Letter Agreement"). Upon completion of the IPO, this Letter Agreement will supersede and replace your Amended and Restated Employment Agreement. Should the IPO not occur, for any reason, this Letter Agreement shall become null and void and never take effect, and the terms of your employment with the Company will continue to be governed by your Amended and Restated Employment Agreement.

Upon completion of the IPO, you will remain an employee of Brand Services, Inc. and your title will become Vice President of Brand Energy and Infrastructure Services, Inc., President—Southwest Region. You will continue to be based in St Louis. In this position you will report to the President and Chief Executive Officer of the Company and will provide leadership for the Southwest Region. You also may be asked to serve as an officer and/or director of other Brand Energy and Infrastructure Services, Inc. entities from time to time.

In this position you will be provided a compensation package as detailed below:

  •
  You will receive an annual base salary of $185,874 effective July 1, 2006.

  •
  You will be eligible to participate in the Brand Management Incentive Compensation ("MIC") Plan. Under this plan you will have the opportunity to receive a bonus of up to 120% of annual salary per year (payable in March following the year in which the bonus is earned).

  •
  You will be eligible to participate in the newly-created Brand Long Term Incentive Plan ("LTIP"). Additional information on the LTIP, as well as documents you will need to sign and return to participate in the LTIP, will be provided under separate cover.

  •
  You will be eligible for the standard medical plan according to the current policy.

  •
  You will be eligible for four weeks of vacation annually according to the current policy. Any vacation time already taken in 2006 will be counted against your annual vacation allotment for this year.

  •
  You will be eligible to participate in the Brand Share 401(k) Savings Plan as per the terms of the Plan.

  •
  You will receive a vehicle allowance of $700 per month under the Brand Vehicle Allowance Policy. Additionally, you will receive a mileage allowance per the Brand Vehicle Policy.

  •
  You will receive certain rights of indemnification by BEI in your role as agent of BEI as per the terms of an Indemnity Agreement to be entered between you and BEI.

  •
  The Deferred Compensation Plan dated December 23, 2003, between Executive and the Company ("Deferred Compensation Plan") shall be frozen as of July 1, 2006. Accordingly, no further contributions (other than earnings) will be credited under the Deferred Compensation

    Plan on or after such date. Contributions and earnings credited under the Deferred Compensation Plan prior to such date, together with earnings credited on or after such date, shall be paid at the time provided in Section 4 of the Deferred Compensation Plan. Executive's participation in the Deferred Compensation Plan shall cease upon payment of the benefit payable thereunder to Executive or his beneficiary or upon the Executive's forfeiture of such benefit. Executive's rights with respect to benefits under the Deferred Compensation Plan shall be governed exclusively by the written terms of such plan as the same may be amended by the Company from time-to-time in its sole discretion. Any amounts contributed by the Company to the Deferred Compensation Plan shall not be taken into account for any purpose under any other plan, program, policy or arrangement of the Company or its affiliates.

  •
  Your employment with the Company will continue to be at-will, and can be terminated by you or the Company at any time, for any reason. In the unlikely event your employment with the Company is involuntarily terminated for any reason other than for cause (as defined below) you will be provided with 12 months of salary continuation at your then current rate of pay, subject to applicable taxes and withholding, as well as medical and other insurance benefits you are receiving at that time for the period of salary continuation. If you terminate your employment for any reason, or if you are terminated for cause, you will not receive any salary or benefit continuation. As used herein, "cause" shall mean:

(1) Your willful and continued failure substantially to perform the duties of your position(s) (other than as a result of total or partial incapacity due to physical or mental illness); (2) An act or acts on your part constituting a felony under the laws of the United States or any other state thereof or any other jurisdiction in which the Company conducts business; (3) Your being under the influence of illegal drugs or alcohol while performing your duties hereunder; (4) Any other willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or (5) Your breach of the provisions of the Confidentiality, Non-Competition, Non-Solicitation and Invention Assignment Agreement. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by you not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's best interests.

As a condition of these new terms and conditions of employment, and in consideration for your opportunity to participate in the LTIP, it is understood that you will accept, sign and return this Letter Agreement and the following forms: (1) Confidentiality, Non-Competition Agreement, Non-Solicitation and Invention Assignment Agreement; (2) Dispute Resolution Program Acknowledgment; and (3) Brand Employment Policies Acknowledgment.

Guy, I look forward to continuing to work with you as a member of the Senior Management Team. There will be many challenges and opportunities for self-satisfaction and financial reward that come from being a key contributor on a winning team. I am excited about the journey ahead and you have the opportunity to play a key role and reap the rewards that will come with our success.

Sincerely,

Paul T. Wood
President & CEO

Accepted by:
Guy S. Huelat
Date: